AGREEMENT AND PLAN OF MERGER


		 dated as of October 18 , 1995

			  by and among

			 LOGICON, INC.

			   LIN, INC.

			      and

		    GEODYNAMICS CORPORATION

		       TABLE OF CONTENTS

      This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

							      Page
							       No.

     ARTICLE I

			   THE MERGER


	  1.01  The Merger.                                       1
	  1.02  Effective Time                                    1
	  1.03  Closing.                                          1
	  1.04  Articles  of  Incorporation and  Bylaws  of  the
		Surviving Corporation.                            2
	  1.05  Directors   and  Officers  of   the   Surviving
		Corporation.                                      2
	  1.06  Effects of the Merger                             2
	  1.07  Further Assurances                                2


			   ARTICLE II

		      CONVERSION OF SHARES


	  2.01  Conversion of Capital Stock.                      2
	  2.02  Delivery of Certificates; Payment.                4


			  ARTICLE III

	 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


	  3.01  Organization and Qualification.                   5
	  3.02  Capital Stock.                                    6
	  3.03  Authority Relative to this Agreement.             7
	  3.04  Non-Contravention; Approvals and Consents.        7
	  3.05  SEC Reports and Financial Statements.             8
	  3.06  Absence of Certain Changes or Events.             9
	  3.07  Absence of Undisclosed Liabilities.               9
	  3.08  Legal Proceedings.                                9
	  3.09  Information Supplied.                            10
	  3.10  Compliance with Laws and Orders.                 10
	  3.11  Compliance with Agreements; Certain Agreements.  10
	  3.12  Taxes.                                           11
	  3.13  Employee Benefit Plans; ERISA.                   12

	  3.14  Insurance.                                       14
	  3.15  Labor Matters.                                   14
	  3.16  Environmental Matters.                           15
	  3.17  Tangible Property and Assets.                    16
	  3.18  Intellectual Property Rights                     16
	  3.19  Vote Required.                                   16
	  3.20  Opinion of Financial Advisor.                    17
	  3.21  Company  Not  an Interested  Stockholder or an
		Acquiring Person                                 17
	  3.22  Section 1203 of the CGCL Not Applicable.         17


			   ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

	  4.01  Organization and Qualification.                  17
	  4.02  Authority Relative to this Agreement.            17
	  4.03  Non-Contravention; Approvals and Consents.       18
	  4.04  Information Supplied.                            19
	  4.05  Vote Required.                                   19
	  4.06  Parent  Not an Interested Party or a Restricted
		Owner                                            19
	  4.07  Certain Provisions Not Applicable.               19
	  4.08  Exon-Florio                                      19

     ARTICLE V

			   COVENANTS

	  5.01  Covenants of the Company and Parent.             20
	  5.02  No Solicitations                                 22


			   ARTICLE VI

		     ADDITIONAL AGREEMENTS

	  6.01  Access to Information; Confidentiality           23
	  6.02  Preparation of Proxy Statement.                  24
	  6.03  Approval of Stockholders.                        24
	  6.04  Auditor's Letters                                24
	  6.05  Regulatory and Other Approvals                   24
	  6.06  Company Stock Plans                              25
	  6.07  Directors' and Officers' Indemnification and
		Insurance                                        26
	  6.08  Expenses.                                        27
	  6.09  Brokers or Finders.                              27
	  6.10  Standstill.                                      27

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	  6.11  Notice and Cure                                  28
	  6.12  Fulfillment of Conditions                        28


			  ARTICLE VII

			   CONDITIONS

	  7.01  Conditions to Each Party's Obligation to Effect
		the Merger.                                      28
	  7.0   Conditions to Obligation of Parent and Sub to
		Effect the Merger.                               29
	  7.03  Conditions to Obligation of the Company to Effect
		the Merger.                                      30


			  ARTICLE VIII

	       TERMINATION, AMENDMENT AND WAIVER

	  8.01  Termination.                                     31
	  8.02  Effect of Termination.                           32
	  8.03  Amendment.                                       33
	  8.04  Waiver.                                          33


			   ARTICLE IX

		       GENERAL PROVISIONS

	  9.01  Non-Survival of Representations, Warranties,
		Covenants and Agreements.                        33
	  9.02  Knowledge                                        34
	  9.03  Notices.                                         34
	  9.04  Entire Agreement.                                35
	  9.05  Public Announcements.                            35
	  9.06  No Third Party Beneficiary.                      35
	  9.07  No Assignment; Binding Effect.                   35
	  9.08  Headings.                                        35
	  9.09  Invalid Provisions                               35
	  9.10  Governing Law                                    36
	  9.11  Counterparts.                                    36

			    EXHIBITS

EXHIBIT A    Pro Forma Balance Sheet
EXHIBIT B    Letter of the Company's Independent Auditors

		   GLOSSARY OF DEFINED TERMS


	   The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"Acquisition Transaction"                        --   Section 5.02
"Antitrust Division"                             --   Section 6.05
"Average Price"                                  --   Section 2.01
"CERCLA"                                         --   Section 3.16(b)
"Certificate of Merger"                          --   Section 1.02
"Certificates"                                   --   Section 2.02(b)
"CFIUS"                                          --   Section 6.05
"CGCL"                                           --   Section 1.01
"Closing"                                        --   Section 1.03
"Closing Date"                                   --   Section 1.03
"Code"                                           --   Section 3.12(e)
"Company"                                        --   Preamble
"Company Common Stock"                           --   Section 2.01(b)
"Company Disclosure Letter"                      --   Section 3.01
"Company Employee Benefit Plan"                  --   Section 3.13(c)(i)
"Company Financial Statements"                   --   Section 3.05
"Company Option Plans"                           --   Section 2.01(f)
"Company Permits"                                --   Section 3.10
"Company Preferred Stock"                        --   Section 3.02
"Company SEC Reports"                            --   Section 3.05
"Company Stock Option"                           --   Section 6.07
"Company Stockholders' Approval"                 --   Section 6.03
"Company Stockholders' Meeting"                  --   Section 6.03
"Constituent Corporations"                       --   Section 1.01
"Contracts"                                      --   Section 3.04(a)
"Conversion Amount"                              --   Section 2.01(c)
"Conversion Number"                              --   Section 2.01(f)
"Dissenting Share"                               --   Section 2.01(d)
"Earnout Payment"                                --   Section 2.01(e)
"Earnout Shares"                                 --   Section 2.01(e)
"Effective Time"                                 --   Section 1.02
"Environmental Law"                              --   Section 3.16(e)(i)
"Environmental Permits"                          --   Section 3.16(a)
"ERISA"                                          --   Section 3.13(a)(i)
"Exchange Act"                                   --   Section 3.04(b)
"Exchange Agent"                                 --   Section 2.02(a)
"Exchange Fund"                                  --   Section 2.02(a)
"Exon-Florio Amendment"                          --   Section 4.08
"FTC"                                            --   Section 6.05
"GAAP"                                           --   Section 3.12
"Governmental or Regulatory Authority"           --   Section 3.04(a)
"Hazardous Material"                             --   Section 3.16(e)(ii)
"HSR Act"                                        --   Section 3.04(b)
"Indemnified Liabilities"                        --   Section 6.08(a)

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
"Indemnified Parties"                            --   Section 6.08(a)
"Indemnifying Party"                             --   Section 6.08(a)
"Intellectual Property"                          --   Section 3.18
"Laws"                                           --   Section 3.04(a)
"LCT"                                            --   Section 2.01(e)
"Lien"                                           --   Section 3.02(b)
"material"                                       --   Section 3.01
"material adverse effect"                        --   Section 3.01
"materially adverse"                             --   Section 3.01
"Merger"                                         --   Preamble
"Options"                                        --   Section 3.02
"Orders"                                         --   Section 3.04(a)
"Original Conversion Amount"                     --   Section 2.01(c)
"Original Total Conversion Amount"               --   Section 2.01(e)
"Parent"                                         --   Preamble
"Parent Common Stock"                            --   Section 2.01(f)
"Parent Disclosure Letter"                       --   Section 4.01
"PBGC"                                           --   Section 3.13(a)(iii)
"Plan"                                           --   Section 3.13(c)(ii)
"Potential Acquiror"                             --   Section 5.02
"LCT Pro Forma Balance Sheet"                    --   Section 5.01(b)(I)
"Proxy Statement"                                --   Section 3.09
"qualified stock options"                        --   Section 6.07
"Representative"                                 --   Section 5.02
"SEC"                                            --   Section 3.04(b)
"Secretary of State"                             --   Section 1.02
"Securities Act"                                 --   Section 3.05
"Significant Subsidiary"                         --   Section 5.02
"Sub"                                            --   Preamble
"Sub Common Stock"                               --   Section 2.01(a)
"Subsidiary"                                     --   Section 2.01(b)
"Surviving Corporation"                          --   Section 1.01
"Surviving Corporation Common Stock"             --   Section 2.01(a)
"Tax Returns"                                    --   Section 3.12
"Taxes"                                          --   Section 3.12
"Trading Day"                                    --   Section 2.01

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
	   This AGREEMENT AND PLAN OF MERGER dated as of October 18, 1995 is made and entered into by and among Logicon, Inc., a Delaware corporation ("Parent"), LIN, Inc., a Delaware corporation wholly owned by Parent ("Sub"), and Geodynamics Corporation, a California corporation (the "Company").

	  Whereas, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger"); and

	   Whereas, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

	    Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


			   ARTICLE I

			   THE MERGER

	  1.01  The Merger.  At the Effective Time (as defined in
Section 1.02), upon the terms and subject to the conditions of this Agreement, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of California (the "CGCL"). The Company shall be the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

	   1.02   Effective Time.  At the Closing (as defined  in
Section 1.03), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of California (the "Secretary of State") for filing, as provided in Section 1103 of the CGCL, on, or as soon as practicable after, the Closing Date (as defined in Section 1.03). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

	    1.03 Closing. The closing of the Merger (the "Closing") will take place at the offices of Geodynamics
Corporation, 21171 Western Avenue, Suite 110, Torrance, California 90501, or at such other place as the parties hereto mutually agree, on a date and at a time to be specified by the parties, which shall in no event be later than 10:00 a.m., local time, on the fifth business day following satisfaction of the condition set forth in Section 7.01(a), provided that the other closing conditions set forth in Article VII have been satisfied or, if permissible, waived in accordance with this Agreement, or on such other date as the parties hereto mutually agree (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

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
	   1.04 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation, and (ii) the Bylaws of Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

	    1.05 Directors and Officers of the Surviving Corporation. The directors of the Sub and the officers of the Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

	  1.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the CGCL.

	   1.07 Further Assurances. Each party hereto will execute such further documents and instruments and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations and to effect the other purposes of this Agreement.

     ARTICLE II

		      CONVERSION OF SHARES

	   2.01   Conversion of Capital Stock.  At the  Effective
Time, by virtue of the Merger and without any action on the part of the holder thereof:

	  (a) Capital Stock of Sub. Each issued and outstanding share of the common stock of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation ("Surviving Corporation Common Stock").

	   (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of common stock, no par value, of the Company ("Company Common Stock") that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as hereinafter defined) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

	  (c) Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d)) shall be converted into the right to receive the "Conversion Amount" net to the holder in cash. The "Conversion Amount" shall be $11.25 (the "Original Conversion Amount") as adjusted pursuant to Section 2.01(e). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Conversion Amount in cash to be paid in consideration therefor, upon the surrender of such certificate in accordance with Section 2.02, without interest.

	  (d)  Dissenting Shares.

	  (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the CGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Conversion Amount in cash pursuant to
Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the CGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the CGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Conversion Amount in cash pursuant to Section 2.01(c).

	   (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the CGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

	  (e) LaFehr and Chan Technologies, Inc. ("LCT") Earnout Payment. The Company shall use reasonable diligence and timely efforts to negotiate prior to the Closing Date a liquidated payment, part in cash and part in Company Common Stock, to discharge all obligations of the Company to pay the purchase price for the shares of stock of LCT purchased from LCT's former shareholders (the "Earnout Payment"). The Earnout Payment shall be payable to LCT's former shareholders at or prior to the Closing. For purposes of this Section 2.01(e) the cash portion of the Earnout Payment shall be deemed to be reduced by any cash repaid by LCT to the Company after the date hereof. The Original Conversion Amount shall be reduced to an amount equal to the quotient obtained by dividing (a) the Original Total Conversion Amount, reduced by the cash portion of the Earnout Payment, by
(b) the sum of (i) the number of shares outstanding on the date hereof, (ii) the number of shares underlying Options to acquire Company Common Stock outstanding on date hereof, and (iii) the number of shares of Company Common stock issued to former shareholders of LCT in the Earnout Payment. The "Original Total Conversion Amount" means the Original Conversion Amount set forth in Section 2.01(c) multiplied by the sum of (i) the number of shares outstanding on the date hereof, and (ii) the number of shares underlying Options to acquire Company Common Stock outstanding on the date hereof.

	   (f) Stock Option Plans. Subject to the terms and conditions of the Company's stock option plans described in
Section 3.02 of the Company Disclosure Letter (as hereinafter defined) (the "Company Option Plans") and the stock option agreements executed pursuant thereto, the Company Option Plans and each unexercised option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time shall be assumed by Parent and continued in accordance with their respective terms and each such option shall become a right to purchase shares of the fully paid and nonassessable shares of common stock, par value $.10 per share, of Parent ("Parent Common Stock") equal to the product of (i) a fraction (the "Conversion Number"), (A) the numerator of which is the Conversion Amount as adjusted pursuant to Section 2.01(e) and (B) the denominator of which is the Average Price (as hereinafter defined) of Parent Common Stock and (ii) the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time, as more fully described in Section 6.06. The Company will use reasonable diligence and timely efforts to cause all vested options to be exercised prior to the Closing.

	   The "Average Price" shall be equal to the arithmetic average of the Sales Price (as hereinafter defined) on each of the last 20 Trading Days (as hereinafter defined) preceding the third day before the Closing Date. The term "Sales Price" shall mean, on any Trading Day, the average of the high and low sales prices of Parent Common Stock reported on the NYSE Composite Tape on such day. The term "Trading Day" shall mean any day on which securities are traded on a national securities exchange.

	  2.02  Delivery of Certificates; Payment.

	   (a) Exchange Agent. At the Effective Time, Parent shall deposit with Bank of America N.T. & S.A. or such other bank or trust company designated before the Effective Date by the Company and reasonably acceptable to Parent (the "Exchange Agent"), an amount of cash equal to the aggregate amount payable in accordance with Section 2.01(c), to be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent before the Effective Time. If for any reason (including losses) the amount of cash in the Exchange Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled pursuant to Section 2.01(c), Parent shall make available to the Exchange Agent additional funds for the payment thereof.

	   (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to
Section 2.01(c) into the right to receive cash (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash in pursuant to Section 2.01(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange for the cash amount payable in accordance with Section 2.01(c), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the cash amount payable in accordance with Section 2.01(c), may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of the Surviving Corporation, except for rights to receive cash pursuant to Section 2.01(c), rights to receive declared but unpaid dividends pursuant to
Section  5.01(b)(ii)(B)  or rights existing  as  contemplated  in
Section 2.01(d), to be canceled and not outstanding.

	   (c) Distributions with Respect to Unexchanged Shares. No cash payment shall be paid to any holder of Company Common Stock with respect to any Certificate that has not been surrendered pursuant to this Section until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section.

	   (d) No Further Ownership Rights in Company Common Stock. All cash paid pursuant to this Article II upon surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby, subject, however, to the Surviving Corporation's obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remained unpaid at the Effective Time. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

	   (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one hundred eighty (180) days after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for any cash payable pursuant to Section 2.01 and this Section.

		       ARTICLE III

	 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	   The Company represents and warrants to Parent and Sub as follows:

	   3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used in this Agreement, any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets (including intangible assets), liabilities (including contingent liabilities), prospects or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole). Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth the name and jurisdiction of incorporation of each Subsidiary of the Company. Except as disclosed in
Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

	  3.02 Capital Stock. (a) The authorized capital stock of the Company consists solely of 10,000,000 shares of Company Common Stock and 2,035,000 shares of preferred stock (the "Company Preferred Stock"). As of October 2, 1995, 2,662,414 shares of Company Common Stock were issued and outstanding and
1,367,750 shares of Company Common Stock were reserved for issuance pursuant to the Company Option Plans, of which 912,488 are covered by outstanding options or outstanding commitments. There has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance since such date other than pursuant to the establishment or maintenance of the Company Option Plans and there has been no increase in the number or shares covered by outstanding options or outstanding commitments. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

	  (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in
dividends  or  other  earnings  on  any  capital  stock  of   any
Subsidiary of the Company.

	  (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company
Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

	   3.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

	  3.04  Non-Contravention; Approvals and Consents.

	   (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

	   (b) Except (i) for the filing of a pre-merger notification report by the Company under Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust
Improvements Act of 1976), as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as that term is defined in Section 4.08) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") and (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the
Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

	   3.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this
Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since May 31, 1991 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act") or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

	   3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since June 2, 1995 there have not been any changes, events or developments which collectively have a material adverse effect on the Company and its Subsidiaries taken as a whole, and after taking into effect any positive developments which have occurred, other than those occurring as a result of general economic or financial conditions , and (b)
except as disclosed in Section 3.06 of the Company Disclosure Letter, between such date and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

	   3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended June 2, 1995 included in the Company Financial Statements or as disclosed in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

	   3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of the Company and its Subsidiaries are there any Governmental or
Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to the Company or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

	    3.09   Information  Supplied.   The  proxy  statement
relating  to  the Company Stockholders' Meeting  (as  defined  in
Section 6.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

	  3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any Law or Order of any Governmental or Regulatory Authority, except for violations which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

	  3.11  Compliance with Agreements; Certain Agreements.

	   (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor to the knowledge of the Company and its Subsidiaries any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

	  (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on 30 days' or less notice involving the payment of more than $25,000 per annum or $250,000 per annum in the aggregate for all such agreements, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) except as disclosed in the Company's Disclosure Letter, agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as disclosed in Section 3.11 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of its Subsidiaries is party to any written employment agreement.

	  3.12 Taxes. Except as disclosed in the SEC Reports or in Section 3.12 of the Company Disclosure Letter (with paragraph references corresponding to those set forth below):

	  (a) All material Tax Returns required to be filed with respect to the Company and its Subsidiaries have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. The Company and each of its Subsidiaries have duly and timely paid all Taxes that are shown as due, or claimed or asserted by any taxing authority to be due, from it for the periods covered by such Tax Returns and have made all required estimated payments of Taxes sufficient to avoid any penalties for underpayment, or have duly provided for all such Taxes in the financial statements included in the SEC Reports. There are no Liens with respect to Taxes (except for Liens for Taxes not yet due) upon any of the assets or properties of the Company or any of its Subsidiaries.

	   (b) With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, the Company and its Subsidiaries have made sufficient current accruals for such Taxes in accordance with GAAP, and such current accruals through June 2, 1995 are duly provided for in the financial statements included in the SEC Reports.

	   (c) The material Tax Returns of the Company and its Subsidiaries have not been audited or examined by the United States Internal Revenue Service (the "IRS") and the statute of limitations for all periods through 1990 has expired. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period. The Company has previously delivered to Parent true and complete copies of each of the United States federal, state, local and foreign income Tax Returns, for each of the last three taxable years, filed by the Company or any of its Subsidiaries.

	   (d) No audit or other proceeding by any court, governmental or regulatory authority, or similar entity is pending or, to the knowledge of the Company, threatened with respect to any material Taxes due from the Company or any of its Subsidiaries or any material Tax Return filed by or relating to the Company or any of its Subsidiaries. To the knowledge of the Company, no assessment of Tax is proposed or, based on existing facts and circumstances, is threatened against the Company or any of its Subsidiaries or any of their respective assets or properties.

	   (e) No election under any of Section 108, 338 or 4977 of the Internal Revenue Code of 1986, as amended and the rules and regulations thereunder (the "Code") (or any predecessor provisions)  has  been made or filed by or with  respect  to  the
Company or any of its Subsidiaries or any of their assets or properties. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any of its Subsidiaries or any of their assets or properties.

	   (f) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to
Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method or has any application pending with any taxing authority requesting permission for any changes in any accounting method of any of them, and the IRS has not proposed any such adjustment or change in accounting method.

	   (g) Neither the Company nor any of its Subsidiaries has been or is in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of any material Taxes. The Company and its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable Laws based upon information provided by such employees to the Company and its Subsidiaries.

	    "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period, except as disclosed in the notes to the Company's financial statements.

	   "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll and franchise taxes imposed by the United States or any state, local or foreign Governmental or Regulatory Authority; and such term shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

	   "Tax Returns" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes.

	  3.13  Employee Benefit Plans; ERISA.

	   (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.13 of the Company Disclosure Letter:

	    (i) to the knowledge of the Company and its Subsidiaries, no prohibited transaction within the meaning of Section 406 or 407 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code with respect to any Company Employee Benefit Plan (as defined below) has occurred during the five-year period preceding the date of this Agreement;

	   (ii) there is no outstanding liability (except for premiums due) under Title IV of ERISA with respect to any Company Employee Benefit Plan;

	  (iii)  neither the Pension Benefit Guaranty Corporation
     (the "PBGC"), the Company nor any of its Subsidiaries has instituted proceedings to terminate any Company Employee
     Benefit Plan;

	   (iv) full payment has been made of all amounts which the Company or any of its Subsidiaries were required to have paid as a contribution to the Company Employee Benefit Plans as of the last day of the most recent fiscal year of each of the Company Employee Benefit Plans ended prior to the date of this Agreement, and none of the Company Employee Benefit Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the
     Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Employee Benefit Plan ended prior to the date of this Agreement;

	   (v) the value on a termination basis of accrued benefits under each of the Company Employee Benefit Plans which is subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Employee Benefit Plan's actuary with respect to each such Company Employee Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Employee Benefit Plan;

	   (vi) each of the Company Employee Benefit Plans which is intended to be "qualified" within the meaning of
     Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited;

	   (vii) each of the Company Employee Benefit Plans is, and its administration is and has been during the five-year period preceding the date of this Agreement in all material respects in compliance with, and none of the Company nor any of its Subsidiaries has received any claim or notice that any such Company Employee Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transaction exemptions, including, without limitation, the requirements of ERISA;

	   (viii) to the knowledge of the Company and its Subsidiaries, there are no material pending, threatened or anticipated claims involving any of the Company Employee
     Benefit Plans;

	    (ix) to the knowledge of the Company and its Subsidiaries, during the five-year period preceding the date of this Agreement, none of the Company or any of its Subsidiaries has entered into any transaction which could subject such entity to liability under Section 302(c)(ii),

     4062, 4063, 4064, or 4069 of ERISA and no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Employee Benefit Plan;

	   (x) none of the Company or any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Company Employee Benefit Plans or any related trust agreement or insurance contract;

	   (xi) there are no material outstanding liabilities of any Company Employee Benefit Plan other than liabilities for benefits to be paid to participants in such Company Employee Benefit Plan and their beneficiaries in accordance with the terms of such Company Employee Benefit Plan; and

	   (xii) none of the Company or any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

	  (b) Except as set forth in Section 3.13 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby constitutes a change in control or has or will accelerate benefits under any Company Employee Benefit Plan.

	  (c)  As used herein:

	   (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement; and

	   (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

	  3.14 Insurance. The Company delivered to Parent prior to the execution of this Agreement a true and complete list of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations, properties, assets or employees of the Company or any of its Subsidiaries. Such insurance policies are placed with financially sound and reputable insurers and, in light of the respective business,
operations,  assets  and  properties  of  the  Company  and   its
Subsidiaries, are in amounts and have coverages that are reasonable and customary for persons engaged in such businesses and operations and having such assets and properties.

	   3.15 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.15 of the Company Disclosure Letter, there are no material controversies pending or, to the knowledge of the Company and its Subsidiaries, threatened between the Company or any of its Subsidiaries and any representatives of its employees, and, to the knowledge of the Company and its Subsidiaries, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since June 3, 1995, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

	   3.16 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance in all material respects with the terms and conditions of all such Environmental Permits and with any applicable
Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

	  (b) No oral or written notification of a "release" (as defined in 42 U.S.C. SECTION 9601(22)) of a Hazardous Material has been filed by or on behalf of the Company or any of its Subsidiaries and no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated
pursuant    to   the   Comprehensive   Environmental    Response,
Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder ("CERCLA") or on any similar state or local list of sites requiring investigation or clean-up.

	   (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such real property not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company and its Subsidiaries, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

	   (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

	  (e)  As used herein:

	   (i) "Environmental Law" means any Law or Order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

	   (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

	    3.17 Tangible Property and Assets. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries have good and marketable title to, or have valid leasehold interests in or valid rights under contract to use, all tangible property and assets used in and, individually or in the aggregate, material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole (including all tangible property and assets reflected on the latest audited balance sheet included in such Company SEC Reports or acquired since such date, other than property or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business), free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent and (ii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company or any such Subsidiary. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and adequate and suitable for the purposes for which they are presently being used.

	   3.18 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use such Intellectual Property, such Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, software and other proprietary intellectual property rights and all
pending  applications  for  and  registrations  of  any  of   the
foregoing.

	   3.19 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.05, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

	   3.20 Opinion of Financial Advisor. The Company has received the opinion of A.G. Edwards & Sons, Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement. Such opinion will be updated prior to the filing of the Proxy Statement.

	   3.21 Company Not an Interested Stockholder or an Acquiring Person. Neither the Company nor any of its affiliates or associates is an "interested person" (as such term is defined in Section 1203 of the CGCL), or an owner, directly or indirectly, of shares of Parent or the Sub representing more than 50 percent of the voting power of Parent or the Sub within the meaning of Section 1101 of the CGCL.

	   3.22 Section 1203 of the CGCL Not Applicable. The provisions of Section 1203 of the CGCL will not, before the termination of this Agreement, assuming the accuracy of the representation and warranty contained in Section 4.05, apply to this Agreement, the Merger or the other transactions contemplated hereby.

     ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

	   Parent and Sub represent and warrant to the Company as follows:

	   4.01 Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except (in the case of any Subsidiary) for such failures to be so organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth the name and jurisdiction of incorporation of each Subsidiary of Parent.

	   4.02 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligations of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

	  4.03  Non-Contravention; Approvals and Consents.

	   (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

	   (b) Except (i) for the filing of a pre-merger notification report by Parent under the HSR Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the CGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Section 4.03 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

	   (c) Except as disclosed in Parent SEC Reports filed prior to the date of this Agreement (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent and its Subsidiaries, threatened against, relating to or affecting, nor to the knowledge of Parent and its Subsidiaries are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, if determined adversely to Parent or any of its Subsidiaries, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement, and there are no facts or circumstances known to Parent or any of its Subsidiaries that could be reasonably expected to give rise to any such action, suit, arbitration, proceeding, investigation or audit, and (ii) neither Parent nor any of its Subsidiaries is subject to any

Order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent to consummate the transactions contemplated by this Agreement.

	   4.04 Information Supplied. Any documents filed or to be filed by Parent, or supplied by Parent for filing with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of any documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

	   4.05 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.21, the affirmative vote of Parent as sole stockholder of the Sub is the only vote of the holders of any class or series of the capital stock of Parent or Sub required to approve the Merger and the other transactions contemplated hereby.

	   4.06 Parent Not an Interested Party or a Restricted Owner. Neither Parent nor any of its affiliates or associates (including Sub) is an "interested person" (as such term is defined in Section 1203 of the CGCL), or an owner, directly or indirectly, of shares of the Company representing more than 50 percent of the voting power of the Company within the meaning of
Section 1101 of the CGCL.

	   4.07 Certain Provisions Not Applicable. None of the provisions of Parent's Certificate of Incorporation, Section 1203 or the Final Two Sentences of Section 1103 of the CGCL or the provisions of Section 203 of the DGCL will, before the termination of this Agreement, assuming the accuracy of the representation and warranty contained in Section 3.21, apply to this Agreement, the Merger or the other transactions contemplated hereby.

	   4.08 Exon-Florio Amendment. Parent is not a "foreign person" for purposes of Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto or in consequence thereof (the "Exon-Florio Amendment").

	  4.09 Financing. Parent has available to it sufficient funds to fulfill its obligations under this Agreement.

			   ARTICLE V

			   COVENANTS

	   5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time, the Company and Parent each covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise consent in writing, which consent shall not be unreasonably withheld):

	  (a) Ordinary Course. Subject to paragraph (b) of this Section, each party and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company, Parent and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

	   (b) Without limiting the generality of paragraph (a) of this Section, (i) each party and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to:

	   (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

	   (B) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except that the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, except that the Company may declare and pay a special dividend equal to the proceeds of a disposition of LCT, or may effect a spin-off of its interest in LCT to the Company's shareholders, in either case subject to the limitations set for in subparagraph (I) below, and except for the declaration and payment of dividends by a wholly owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto; provided, however, that the foregoing shall not restrict the ability of the Company to enter into any transaction referenced in subparagraph (I) below;

	   (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (w) the issuance of shares of Company Common Stock upon exercise of presently outstanding Options pursuant to plans disclosed in
     Section 3.02 of the Company Disclosure Letter, (x) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto, (y) issuances of Company Common Stock in connection with the Earnout Payment and (z) issuances of LCT stock in connection with the transactions referred to in subparagraph (I) below);

	   (D) acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

	   (E) other than dispositions in the ordinary course of its business consistent with past practice or a disposition of the Company's interest in LCT, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

	   (F)   except to the extent required by applicable law,
     (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

	   (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $1,000 (net of any amounts of any such indebtedness discharged during such period), or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice in an aggregate principal amount exceeding $1,000;

	   (H) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to such party and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

	   (I) enter into any contract or amend or modify any existing contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of such party or any of its Subsidiaries, provided, however, that the Company is expressly permitted to dispose of its interest in LCT as reflected by the "Pro Forma Balance
     Sheet" dated as of September 1, 1995 attached to the Disclosure Letter but not to exceed an aggregate shareholders equity (disregarding the effect of any earnout payment) of $8,915,000 increased by net earnings, or decreased by net losses or asset write downs, and with no advances by the Company to LCT or intercompany obligations of LCT to the Company in excess of the amounts shown on the LCT Proforma Balance Sheet, whether by spin-off to the Company's shareholders, disposition to third parties or otherwise and the Company may distribute the proceeds of any such disposition to its shareholders provided that any such distribution to Company shareholders shall be net of all transaction costs including taxes in excess of $1,458,000 arising from the disposition; and provided further that if the transaction costs including taxes in excess of $1,458,000 arising from the disposition exceed the proceeds of such disposition then such excess shall be deemed to be a cash amount paid in respect of the Earnout Payment and shall cause an adjustment of the Conversion Amount as provided in section 2.01(e). Any expenses in addition to transaction costs incurred by LCT from September 1, 1995 to Closing paid or required to be paid by the Company on behalf of LCT and not paid by LCT to the Company prior to Closing shall be deemed to be a transaction cost and shall be adjusted as provided in Section 2.01(e). For purposes of the foregoing,
     (i) any liability of LCT transferred to or assumed by the Company in excess of $597,000 reflected as an adjustment in the LCT Pro Forma Balance Sheet shall be deemed to be a transaction cost, and (ii) any transaction costs (including without limitation legal and accounting fees, investment bankers' fees, costs of soliciting proxies, SEC filing fees, and related expenses) arising from the negotiation and implementation of this Agreement and the sale or disposition of LCT, to the extent the aggregate of such transaction costs exceeds $600,000, shall be deemed to be transaction costs arising from the sale or disposition of LCT.

     In estimating the tax liability above, each party recognizes that a significant block of LCT stock may be sold to a third party at a price which may reflect a control premium, this purchase price may, therefore, not proportionately reflect the fair market value of 100% of LCT.

     The parties further agree that the estimate of the Parent's tax liability per this Section 5.01(I) will be prepared in a manner consistent with the estimates and methods to be used in the filing of Geodynamics' tax return actually reflecting the gain.

	   (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets except in the ordinary course of business consistent with past practice in an aggregate amount not exceeding $100,000;

	   (K) make any change in the lines of business in which it participates or is engaged other than such changes effected in connection with any disposition of LCT;

	   (L) without the prior written consent of Parent, which consent shall not unreasonably be withheld, do any of the following: enter into any fixed price contracts in excess of $50,000; enter into any new lease agreements; invest any excess cash in instruments with a maturity date beyond ninety days; appoint any additional officers of the Company; effect any changes to the management structure of the Company other then those changes disclosed to Parent prior to the execution of this Agreement; make any capital expenditure or commitment to make a capital expenditure towards the purchase of a management information system; increase the salary of any officer or employee in a manner inconsistent with past practice but in no event shall any increase exceed eight percent (8%); or grant to any officer or employee any bonus payment, provided however the Company may make spot awards which collectively shall not exceed $25,000. Subject to the foregoing, the Company and Parent will establish an interim working committee chaired by the Company's Chief Executive Officer and an individual chosen by the Chief Executive Officer of Parent to facilitate the transition and management of the Company in anticipation of the closing of this transaction. In addition, the Chief Financial Officer of the Company and of Parent shall participate as members of the interim working committee; or

	   (M) enter into any contract, agreement, commitment or arrangement to do or engage in any of the foregoing.

	   (c) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation including any shareholder litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby.

	   5.02  No Solicitations.  No party shall, nor shall  it
permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, investment banker, financial advisor, attorney, accountant or other agent or representative (each, a "Representative") retained by or acting for or on behalf of it or any of its Subsidiaries to, directly or indirectly, initiate, solicit, encourage, or, unless the Board of Directors believes, on the basis of advice furnished by independent legal counsel, that the failure to take such actions would constitute a breach of applicable fiduciary duties, participate in any negotiations regarding, furnish any confidential information in connection with, endorse or otherwise cooperate with, assist, participate in or facilitate the making of any proposal or offer for, or which may reasonably be expected to lead to, an Acquisition Transaction (as defined below), by any person, corporation, partnership or other entity or group (a "Potential Acquiror"); provided, however, that nothing contained in this Section shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position with respect to a tender offer by a Potential Acquiror pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to its stockholders which, in the judgment of the Board of Directors based upon the opinion of independent counsel, may be required under applicable law; provided, however, that (i) the Company may furnish or cause to be furnished information concerning the Company and its businesses, properties or assets to a Potential Acquiror (on terms, including confidentiality terms, substantially similar to those set forth in the confidentiality letter dated August 8, 1995 between Parent and the Company), (ii) the Company may engage in discussions or negotiations with a Potential Acquiror, (iii) following receipt of a proposal or offer for an Acquisition Transaction, the Company may take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's stockholders and (iv) following receipt of a proposal or offer for an Acquisition Transaction the Board of Directors may withdraw or modify its recommendation referred to in
Section  3.03,  but  in each case referred to  in  the  foregoing clauses (i) through (iv) only to the extent that the Board of Directors of the Company shall conclude in good faith on the basis of advice from independent counsel that such action is necessary or appropriate in order for such Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Transaction. As used in this Agreement, "Acquisition Transaction" means any merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries (as defined below) other than LCT, or any acquisition in any manner of all or a substantial portion of the equity of, or all or a substantial portion of the assets of, the Company and its Subsidiaries taken as a whole (without regard to LCT), whether for cash, securities or any other consideration or combination thereof other than pursuant to the transactions contemplated by this Agreement; and "Significant Subsidiary" means any Subsidiary of the Company that would constitute a Significant Subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the SEC.

			 ARTICLE VI

		     ADDITIONAL AGREEMENTS

	  6.01 Access to Information; Confidentiality. (a) The Company and its Subsidiaries shall, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws or filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. All such access shall be limited to the extent necessary to comply with restrictions of the United States applicable to any such information. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

	   (b) Each party will hold, and will use its best efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws of Governmental or Regulatory Authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of Governmental or Regulatory Authorities), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its Subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or Parent, as the case may be, or its Representatives, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or Parent, as the case may be, and its Representatives or (z) later acquired by the Company or Parent, as the case may be, or its Representatives from another source if the recipient is not aware that such source is under an obligation to the Company or Parent, as the case may be, to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or Parent, as the case may be, the other party will, and will cause its Representatives to, promptly (and in no event later than five (5) days after such request) redeliver or cause to be redelivered all copies of documents and information furnished by the Company or Parent, as the case may be, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or Parent, as the case may be, or its Representatives.

	   6.02 Preparation of Proxy Statement. The Company shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and any other such documents and any amendments or supplements thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC or any other person or entity for any amendments or supplements thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its representatives with respect to the Proxy Statement or any other such documents. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.

	  6.03  Approval of Stockholders.

	  (a) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders' Meeting") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations under applicable law as advised by independent counsel, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock then owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

	   (b) Parent and the Company shall use their reasonable best efforts to cause the Company Stockholders' Meeting to be held as soon as practicable after the date hereof.

	  6.04 Auditor's Letters. The Company shall cause to be delivered to Parent and Sub a letter of Arthur Andersen & Co. L.L.P., the Company's independent auditors, dated the Closing Date, substantially in the form and to the effect of Exhibit B hereto.

	   6.05 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith and will use all commercially reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, (i) each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

	  6.06  Company Stock Plans.

	   (a) The Company will use reasonable diligence and timely efforts to cause vested stock options to be exercised prior to the Closing;

	  (b) At the Effective Time, each unexercised option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plans shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, a number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole share) of (i) the Conversion Number and (ii) the number of shares of the Company Common Stock issuable upon exercise of the option immediately prior to the Effective Time; and the option exercise price per share of Parent Common Stock at which such option is exercisable shall be the amount (rounded down to the nearest whole cent) obtained by dividing (iii) the option exercise price per share of Company Common Stock at which such option is exercisable immediately prior to the Effective Time by (iv) the Conversion Number; provided, however, that, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(b) of the Code.

	   (c) As soon as practicable after the Effective Time, Parent shall deliver to the participants in the Company Option Plans appropriate notices setting forth such participants' rights pursuant thereto and the grants pursuant to the Company Option Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section after giving effect to the Merger). Parent shall comply with the terms of the Company Option Plans and ensure, to the extent required by, and subject to the provisions of, the Company Option Plans, that the Company Stock Options which qualified as qualified stock options prior to the Effective Time continue to qualify as qualified stock options after the Effective Time.

	   (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery under the Company Option Plans as adjusted in accordance with this Section. As soon as practicable after the Effective Time, Parent shall file a registration statement on Form S-8 promulgated by the SEC under the Securities Act (or any successor or other appropriate form) with respect to the Parent Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Parent shall administer the Company Option Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act.

	   6.07 Directors' and Officers' Indemnification and Insurance. (a) The Company, and from and after the Effective Time Parent and the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), to the extent the Company would have been permitted under applicable law to indemnify its own directors, officers, employees or agents, as the case may be, without giving effect to any limitations imposed in Section 317(c) of the California Corporations Code, and (ii) all Indemnified Liabilities based in substantial part on, or arising in substantial part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted, without giving effect to any limitations imposed in Section 317(c) of the California Corporations Code, under applicable law to indemnify its own directors, officers, employees or agents, as the case may be; provided that no Indemnifying Party shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any
Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law provided that the person to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

	   (b) Parent and the Surviving Corporation shall, until the first anniversary of the Effective Time, cause coverage to be continued under, to the extent available, on commercially reasonable  terms,  the  policies  of  directors'  and  officers'
liability insurance maintained by the Company and its Subsidiaries as of the date hereof with respect to claims arising from facts or events within the coverage of such policies that occurred on or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of one hundred percent (100%) of the aggregate premiums paid by the Company and its Subsidiaries in 1995 (on an annualized basis) for such purpose; Parent and Surviving Corporation may, in lieu of continuing such current policies or coverage, cause comparable coverage to be provided under another policy or policies so long as the material terms or coverage thereof are no less advantageous than such existing policies.

	   (c) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (b) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the CGCL or otherwise.

	   (d) In the event the Company, Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company, Parent or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in paragraphs (a) and (b) of this Section.

	   6.08 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

	   6.09 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except A.G. Edwards & Sons, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

	    6.10 Standstill. Parent agrees that until the expiration of three years from the date of termination of this Agreement, without the prior written consent of the Company, it will not (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly (i) a substantial portion of the assets of the Company and its Subsidiaries taken as a whole or (ii) five percent (5%) or more of the issued and outstanding shares of Company Common Stock, (b) make or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its Subsidiaries or (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Company or any of its Subsidiaries.

	   6.11 Notice and Cure. Each of Parent and the Company will notify the other in writing of, and contemporaneously will provide the other with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Parent or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent or the Company, as the case may be, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company, as the case may be, in this Agreement, whether occurring or arising prior to, on or after the date of this Agreement. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

	   6.12 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

			   ARTICLE VII

			   CONDITIONS

	   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

	   (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the CGCL and the Company's Articles of Incorporation. This Agreement shall have been adopted by the requisite vote of Parent as the sole stockholder of Sub.

	  (b) Exon-Florio Amendment. Parent shall have received written notice from CFIUS of its determination pursuant to the Exon-Florio Amendment not to undertake an investigation of the transactions contemplated by this Agreement.

	   (c) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

	   (d) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

	    (e) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company and no such consent, approval or action shall contain any term or condition which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent or to the stockholders of the Company.

	   (f) LCT Disposition. The Company shall have disposed (or shall concurrently with the Closing dispose) of its interest in LCT or the Company shall have effected (or shall concurrently with the Closing effect) the spin-off of its interest in LCT to the Company's shareholders.

	   7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

	   (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement and including those contained in the Company's Disclosure Letter shall be true and correct as of the Closing Date as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties, in all respects material to the validity and enforceability of this Agreement and to the Company and its Subsidiaries taken as a whole, except as affected by the transactions contemplated by this Agreement, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

	   (b) Performance of Obligations. The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed on behalf of the Company by its Chairman of the Board, President or any Vice President, to such effect.

	   (c) Orders and Laws. There shall not have been issued, enacted, promulgated or deemed applicable to Parent, the Surviving Corporation, any of their respective Subsidiaries or the transactions contemplated by this Agreement any Order or Law of any Governmental or Regulatory Authority which is then in effect and which could be reasonably expected to result in a material diminution of the benefits of the Merger to Parent, and there shall not be pending or threatened on the Closing Date any action, suit or proceeding in, before or by any Governmental or Regulatory Authority which could be reasonably expected to result in any such issuance, enactment, promulgation or deemed applicability of any such Order or Law or of any Order or Law referred to in Section 7.01(e).

	    (d) Governmental and Regulatory Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained.

	    (e)   Contractual  Consents.   The  Company  and  its
Subsidiaries shall have received all consents (or in lieu thereof waivers) from parties to each Contract disclosed pursuant to
Section 3.04(b).

	   (f)   Opinion of Counsel.  Parent and Sub  shall  have
received  the opinion of Nida & Maloney, counsel to the  Company,
dated   the  Closing  Date,  in  form  and  substance  reasonably
satisfactory to Parent.

	   (g) Auditors' Letter. Parent and Sub shall have received the letters of Arthur Andersen & Co. L.L.P., the Company's independent auditors, to be delivered in accordance with Section 6.04.

	   (h)   Dissenting  Shares.   The  aggregate  number  of
Dissenting Shares shall not exceed 9.99% of the total number of shares of Company Common Stock outstanding on the Closing Date.

	   (i) Proceedings. All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

	   (j) Certain Options. The options held by Directors of the Company shall have been exercised or canceled.

	  7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the

Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

	   (a)   Representations  and Warranties.   Each  of  the
representations and warranties made by Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, in all respects material to the validity and enforceability of this Agreement and to Parent its Subsidiaries taken as a whole, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

	   (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed on behalf of Parent by its Chairman of the Board, President or any Vice President and on behalf of Sub by its Chairman of the Board, President or any Vice President, to such effect.

	   (c) Opinion of Counsel. The Company shall have received the opinion of Ben Mitchell, Esq., counsel to Parent and Sub, dated the Closing Date, substantially in form and substance reasonably satisfactory to the Company.

	   (d)   Financial Advisor Opinion.  The letter from A.G.
Edwards & Sons, Inc. referred to in Section 3.20 shall not have been withdrawn.

	   (e) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.


			 ARTICLE VIII

	       TERMINATION, AMENDMENT AND WAIVER

	   8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

	   (a) by mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

	   (b) by either the Company or Parent upon notification to the non-terminating party by the terminating party:

			  (i)   at any time after  March 29, 1996
		if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

			   (ii)   if  the  Company  Stockholders'
		Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a motion to so approve at a meeting of such stockholders, or any adjournment thereof, called therefor;

			 (iii)  if any Governmental or Regulatory
		Authority, the taking of action by which is a condition to the obligations of either the Company or Parent to consummate the transactions contemplated hereby, shall have determined not to take such action and all appeals of such determination shall have been taken and have been unsuccessful;

			  (iv)   if  there  has been  a  material
		breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement which breach has not been cured within ten (10) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such ten (10) business day period; or

			   (v)    if   any  court  of   competent
		jurisdiction or other competent Governmental or Regulatory Authority shall have issued an Order making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order shall have become final and nonappealable;



	   (c) by either the Company or Parent if the Company or its stockholders receive a proposal or offer for an Acquisition Transaction in connection with which the Board of Directors of the Company exercises the right specified in clause (iv) of
Section 5.02; or

	   (d) by either the Company or Parent if the condition specified in Section 7.03(d) shall not be either satisfied or waived.

	  8.02  Effect of Termination.

	   (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or
Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 6.01(b), 6.08, 6.09 and 6.10 will continue to apply following any such termination, provided, however, that the provisions of Section
6.10 shall not apply following a termination pursuant to Section 8.01(c), (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

	  (b) In the event that (i) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(iv), (c), or (d); or (ii) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(ii) following a failure of the stockholders of the Company to approve this Agreement (unless in any case described in clauses (i) or (ii) due to a breach of this Agreement by Parent) and, before the Company Stockholders' Meeting there shall have been (A) a Trigger Event (as defined below) or (B) a proposal or offer for an Acquisition Transaction which at the time of the Company Stockholders' Meeting shall not have been (I) rejected by the Company and (II) withdrawn by the Potential Acquiror, then the Company shall, within ten (10) business days after receipt of a request from Parent, pay to

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Parent in cash (x) a termination fee of five percent (5%) of  the amount equal to the product of the Conversion Amount and the number of outstanding shares of Company Common Stock as provided in Section 3.02(a) and (y) an amount equal to all documented out-of-pocket expenses and fees incurred by Parent in connection with
this   Agreement   and   the  transactions  contemplated   hereby
(including, without limitation, fees and expenses payable to all banks, investment banking firms and other financial institutions and persons and their respective agents and counsel for acting as Parent's financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger), provided that in no event shall the amount of such reimbursable fees and expenses exceed $250,000 in the aggregate. A "Trigger Event" shall have occurred if (i) any person acquires securities representing beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of ten percent (10%) or
more,  in  addition to shares presently held by such person,   or
commences a tender or exchange offer following which the offeror and its affiliates would beneficially own securities representing twenty-five percent (25%) or more, of the voting power of the Company.

	   (c) In the event the condition specified in Section 7.01(f) shall not be either satisfied or waived by the close of business on March 29, 1996, the Company shall pay to Parent the termination fee provided for in the foregoing Section 8.02(b) without regard to whether or not any Trigger Event or proposal or offer shall have occurred.

	   8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after adoption of this Agreement at the Company Stockholders' Meeting, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

	   8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     ARTICLE IX

		       GENERAL PROVISIONS

	   9.01   Non-Survival  of  Representations,  Warranties,
Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and in Sections 6.01(b), 6.06, 6.07, 6.08 and 6.09, which shall survive the Effective Time.

	   9.02 Knowledge. With respect to any representations or warranties contained herein which are made to the knowledge of the Company or Parent or any of their respective Subsidiaries, as the case may be, the knowledge of the officers and directors of the Company or Parent, as the case may be, and of the officers

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and directors of its respective Subsidiaries, shall be imputed to the Company or Parent, as the case may be, and such Subsidiaries.

	    9.03 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

	  If to Parent or Sub, to:

	  Logicon, Inc.
	  3701 Skypark Drive
	  Torrance, CA  90505
	  Facsimile No.:  310-373-0844
	  Attn:  Ben Mitchell, Esq.

	  If to the Company, to:

	  Geodynamics Corporation
	  21171 Western Avenue
	  Suite 110
	  Torrance, California 90501
	  Facsimile No.: 310-781-3681
	  Attn:  President

	  with a copy to:

	  Nida & Maloney
	  801 Garden Street
	  Santa Barbara, California 93101
	  Facsimile No.:  805-568-1955
	  Attn:  Joseph E. Nida, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

	   9.04 Entire Agreement. This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, including, without limitation, that certain confidentiality agreement between the Company and Parent dated August 8, 1995, and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

	    9.05 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by

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this  Agreement  without the consent of the  other  party,  which
consent  shall  not  be unreasonably withheld.   Parent  and  the
Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

	   9.06 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Sections 6.06, 6.07 and 6.08 (which are intended to be for the benefit of the persons entitled to therein, and may be enforced by any of such persons), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

	   9.07 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

	   9.08 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

	   9.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

	   9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

	   9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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	   IN  WITNESS WHEREOF, each party hereto has caused this
Agreement to be signed by its officer thereunto duly authorized as of the date first above written.


Attest:                            LOGICON, INC.



/s/ E. Benjamin Mitchell           By: /s/ John R. Woodhull
Secretary                             Name:   John R. Woodhull
				      Title:  Chief Executive Officer


Attest:                            LIN, INC.



/s/ E. Benjamin Mitchell           By: /s/ John R. Woodhull
Secretary                              Name:   John R. Woodhull
				       Title:  Chief Executive Officer


Attest:                            GEODYNAMICS CORPORATION



/s/ David P. Nelson                By: /s/ Bruce J. Gordon
Chief Financial Officer                Name:  Bruce J. Gordon
				       Title: Chief Executive Officer

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